For more information: Michael R. Cox
765.463.4527
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Announces Fourth Quarter Charge Related to Severance Agreements

WEST LAFAYETTE, IN, October 3, 2007 — Bioanalytical Systems, Inc. (Nasdaq: BASI) announced today that the Company will incur a fourth quarter, pre-tax earnings charge of approximately $400,000 related to the severance agreements for two departing officers. The departure of the officers, who were also directors of the Company, was previously reported in August, 2007.

The Company, as a matter of policy, does not provide guidance on anticipated earnings. For the nine months ended June 30, 2007, the Company reported income before taxes of $1,646,000 and net income of $1,129,000.

BASi is a contract research and research products company providing services and laboratory instruments to the world’s leading drug development companies and life science research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to financial results, management transition matters, the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.